Exhibit 99.1

             Atlantic Coast Federal Corporation Announces
    Continued Growth in the Third Quarter Ended September 30, 2005

    WAYCROSS, Ga.--(BUSINESS WIRE)--Nov. 1, 2005--Atlantic Coast Federal Corporation (NASDAQ/NM: ACFC), the holding company for Atlantic Coast Federal, today announced financial results for the third quarter and nine months ended September 30, 2005. The Company's report, highlighted by record levels of assets and deposits, also reflected continued solid growth in its loan portfolio and ongoing improvements in asset quality measures.
    Net income for the third quarter of 2005 increased to a record quarterly amount of $1.915 million versus $1.004 million in the same period last year, largely due to the recognition of an income tax benefit of $0.895 million. This benefit, which more than offset the normal provision for income taxes in the current quarter, resulted from the elimination of a tax-related contingent liability set up in 2000 when the Company became a taxable entity. Income before income taxes for the third quarter, which was unaffected by the tax benefit, totaled $1.527 million compared with $1.585 million in the year-earlier quarter. Third quarter 2005 earnings reflected a continued increase in average interest-earning assets and a lower provision for loan losses on improving asset quality, together with strong growth in non-interest income. These factors were offset by ongoing margin compression, primarily from rising deposit costs, and increased non-interest expense related largely to the recent implementation of the Company's ESOP, higher professional fees, and costs associated with the implementation of share-based compensation plans.
    Earnings per share for the third quarter of 2005 totaled $0.14, inclusive of the tax benefit, versus $0.12 in the year-earlier period. Comparative shares outstanding for the third quarter of 2005 increased primarily because of the Company's public offering of common stock in October 2004.
    Commenting on the Company's announcement, Robert J. Larison, Jr., President and Chief Executive Officer, said, "With today's report, our company demonstrates continued momentum in its operations. This is especially apparent in our loan portfolio, which has increased 10% over the past year and has been a principal driver for an 18% increase in total assets since September 30, 2004. On the other side of the balance sheet, we have supported this growth with the proceeds from our stock offering, as well as by continuing to attract new deposits, especially with our new interest checking product, which has been particularly successful in the Jacksonville market.
    "Importantly, concurrent with this growth we have maintained a keen focus on asset quality and we are pleased with the continued improvements we have witnessed," Larison continued. "These were typified by steady reductions this year in the absolute amount of non-performing loans and impaired loans and also in their amounts relative to total asset and loans. Year-over-year improvements in our loan quality metrics allowed us to reduce our loan loss provision from the prior year's amount, which in turn contributed to our earnings for the quarter."
    Larison noted that the Company experienced further margin compression in the third quarter of 2005, as net interest margin declined to 2.86% from 3.50% in the year-earlier period. For the first nine months of 2005, net interest margin was down to 3.05% versus 3.68% in the comparable 2004 period. These continued declines in 2005 reflect the relatively flat yield curve that currently exists, as the cost of deposits has risen throughout the year without a corresponding increase in the yield on longer-term loan assets. Although the Company continues to believe that the repricing of existing loans to higher market levels over time will help counter the trend in net interest income, current pressure on interest margins will likely continue in the near term as a result of the flat yield curve environment.
    For the third quarter of 2005, net interest income declined to $4.823 million from $5.011 million in the year-earlier period. However, the provision for loan losses also declined to $0.442 million in the third quarter from $0.675 million in the same period last year. As a result, net interest income after provision for loan losses increased to $4.381 million in the third quarter of 2005 from $4.336 million in the prior-year period.
    For the first nine months of 2005, net interest income increased to $14.886 million from $14.605 million in the year-earlier period. The year-to-date provision for loan losses declined to $1.542 million from $2.327 million in the comparable 2004 period, resulting in net interest income after provision for loan losses of $13.344 million for the first nine months of 2005 versus $12.278 million in the same period last year. Net income for the year to date totaled $3.600 million, including the aforementioned tax benefit recorded in the third quarter of 2005, up from $2.699 million in the first nine months of 2004. Earnings per diluted share for the first nine months of 2005 totaled $0.25 versus $0.31 in the year-earlier period on increased shares outstanding.
    Concluding, Larison added, "Ongoing loan and deposit growth gives us solid momentum in many aspects of our business as we approach year's end. Although we recognize that market conditions remain challenging, with stiff competition and a stubborn yield curve, we continue to see opportunities in lending areas that hold attractive potential for profitable growth, such as second mortgage and home equity products. Our goal in the fourth quarter will be to continue to capitalize on these opportunities as we work to increase our market penetration, especially in the fast-growing Jacksonville area."
    During the third quarter, the Company completed its previously announced repurchase of 285,131 shares of its common stock - 1.96% of its total outstanding common stock or 4.9% of the Company's publicly traded shares. These repurchases were used to offset the effect of stock issued on July 1, 2005, in connection with the Company's restricted stock plan. With the completion of that repurchase program, Atlantic Coast Federal Corporation's Board of Directors authorized a new stock repurchase program for up to 10%, or 579,520 shares, of the Company's currently outstanding publicly held shares of common stock. The new program, which reflects the Board's view that the Company's common stock continues to be an attractive investment, will commence this month and is expected to be completed within a year.
    The Company's total assets increased 15% to $733.2 million at September 30, 2005, from $637.7 million at December 31, 2004, and were 18% ahead of total assets amounting to $623.1 million on September 30, 2004. Loans receivable, net increased 8% to $557.2 million at September 30, 2005, from $517.7 million at December 31, 2004, and were 10% higher than loans receivable, net of $508.0 million as of September 30, 2004. Deposits rose 15% to $502.1 million at the end of the third quarter of 2005 from $435.7 million at December 31, 2004, and increased 13% from deposits of $444.5 million at September 30, 2004.
    Total stockholders' equity declined 1% to $97.5 million at September 30, 2005, from $98.7 million as of December 31, 2004, primarily because of the Company's recently completed share repurchase program. Stockholders' equity at the end of the third quarter of 2005 was 113% higher than the $45.9 million reported at September 30, 2004, with the large year-over-year increase primarily reflecting the Company's October 2004 initial public stock offering.
    Return on average stockholders' equity for the third quarter and nine months ended September 30, 2005, was 7.65% and 4.78%, respectively, versus 8.67% and 7.97%, respectively, for the comparable periods last year. Return on average total assets for the third quarter and nine months ended September 30, 2005, was 1.06% and 0.69%, respectively, compared with 0.66% and 0.64%, respectively, for the same periods in 2004.
    In September 2005, Atlantic Coast Federal Corporation's Board of Directors voted to increase the Company's regular quarterly cash dividend rate on common stock to $0.07 per share. The new rate, paid on October 31, 2005, to stockholders of record as of October 14, 2005, represents a $0.01 increase over the previous rate and was the second increase since cash dividends commenced earlier this year.

    Atlantic Coast Federal Corporation is the holding company for Atlantic Coast Federal, a federally chartered and insured stock savings association that was organized in 1939 as a credit union to serve the employees of the Atlantic Coast Line Railroad. In November 2000, the credit union converted its charter from a federal credit union to a federal mutual savings association and, in January 2003, Atlantic Coast Federal Corporation was formed as the holding company. The Company completed its initial public stock offering in October 2004. Investors may obtain additional information about Atlantic Coast Federal Corporation on the Internet at www.acfederal.net, under the Investor Information section.
    Atlantic Coast Federal, with approximately $733 million in assets as of September 30, 2005, is a community-oriented financial institution. It serves southeastern Georgia and northeastern Florida through 13 offices, including a growing presence in the Jacksonville metropolitan area.

    This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as "believe" and "outlook," involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions and other effects of terrorist activities. The Company undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.


                  ATLANTIC COAST FEDERAL CORPORATION
                    Unaudited Financial Highlights
               (In thousands, except per share amounts)

                            Three Months Ended     Nine Months Ended
                               September 30,          September 30,
                           --------------------   -------------------
                             2005        2004       2005       2004
                           --------    --------   --------   --------
Total interest income      $  9,407    $  8,096   $ 27,069   $ 23,306
Total interest expense        4,584       3,085     12,183      8,701
                           --------    --------   --------   --------
Net interest income           4,823       5,011     14,886     14,605
Provision for loan
  losses                        442         675      1,542      2,327
                           --------    --------   --------   --------
Net interest income
  after provision
  for loan losses             4,381       4,336     13,344     12,278
Non-interest income           2,259       1,308      5,340      3,994
Non-interest expense          5,113       4,059     14,597     12,063
                           --------    --------   --------   --------
Income before income
  taxes                       1,527       1,585      4,087      4,209
Income tax (benefit)
  expense                      (388)        581        487      1,510
                           --------    --------   --------   --------
Net income                 $  1,915    $  1,004   $  3,600   $  2,699
                           ========    ========   ========   ========
Basic and diluted
  earnings per share       $   0.14    $   0.12   $   0.25   $   0.31
                           ========    ========   ========   ========
Basic weighted
  average shares             14,055       8,729     14,104      8,729
                           ========    ========   ========   ========
Diluted weighted
  average shares             14,092       8,729     14,116      8,729
                           ========    ========   ========   ========

                                                  Sept. 30,  Dec. 31,
                                                    2005       2004
                                                  --------   --------
Total assets                                      $733,171   $637,678
Cash and cash equivalents                           52,129     25,708
Securities available for sale                       71,569     53,363
Loans receivable, net                              557,165    517,711
Total deposits                                     502,147    435,682
Federal Home Loan Bank advances                    129,000    100,314
Stockholders' equity                                97,492     98,700

Selected Consolidated Financial Ratios and Other Data (unaudited) for the third quarter and nine months ended September 30, 2005 and 2004, may be found at the following link: http://www.irinfo.com/acfc/3Q05fsd.pdf. Investors should refer to the Company's Form 10-Q for the quarter ended September 30, 2005, for additional information and disclosures; the Form 10-Q will be available at the Investor Information section of the Company's website immediately upon filing with the Securities and Exchange Commission.



    CONTACT: Corporate Communications, Inc.
             Patrick J. Watson, 615-254-3376